EXHIBIT 4(a): Form of Variable Annuity Contract

[LOGO] THE
       ACACIA
       GROUP

                   FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
                  Annuity Payments Begin on the Maturity Date.
                Non-participating Specifications Shown on Page 3.

        Acacia Life Insurance Company, a District of Columbia Corporation

Service Center:                                        Home Office:
P.O. Box 82579                                         51 Louisiana Avenue, N.W.
Lincoln, Nebraska 68501-2579                           Washington, D.C. 20001

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   Policy Number:
   Policy Owner:
   Annuitant:
   Policy Date:
   Maturity Date:
   Account Manager:
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WE AGREE TO PAY - The benefits provided in this policy, subject to its terms and conditions.

   /s/ Robert John H. Sands                          /s/ Robert Clyde

     Robert John H. Sands                              Robert Clyde
          Secretary                                     President

Acacia Life Insurance Company will pay you, if living, the annuity payments as set forth in this Policy beginning on the Maturity Date. If you die before the Maturity Date and while this Policy is in force, we will pay the Death Benefit according to the Policy provisions.

                           READ YOUR POLICY CAREFULLY
               IT INCLUDES THE PROVISIONS ON THE FOLLOWING PAGES.

        THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND ACACIA LIFE
                       INSURANCE COMPANY ("ACACIA LIFE").

The Owner may cancel the Policy within 10 days after the Owner receives it. The Owner should mail or deliver the Policy to either Acacia Life or the Registered Representative who sold the Policy. If the Policy is canceled within this 10 day "Free Look", the Policy will be deemed void, and in most states, Acacia Life will refund the Policy Account Value at the end of the Valuation Period during which the Policy is received by Us. This may be more or less than the Initial Premium Payment.

The following applies only in those states in which Acacia Life, upon exercise of the Free Look right is required to refund the greater of Premiums Paid or the Policy Account Value. Notwithstanding the allocations in the Application, in such states, Acacia Life reserves the right to allocate the initial Premium Payment allocated to Subaccounts of the Variable Account in its entirety to the Acacia Capital Calvert Money Market Variable Sub-account, (on the Policy Date or the date the first Premium is received, whichever is later) until the end of the Free Look Period (which is administratively assumed to be 15 days after the Policy Date for allocation purposes). If We so allocate Payments, We will refund the greater of the Premium Payments or the Policy Account Value. A refund of Premium paid by check may be delayed until the check has cleared the Owner's bank.

You may change the Investment Allocation any time before the Maturity Date. You must specify Your new allocation choices. Payments received after We receive Your Request will be applied based on the new allocation.

THIS IS A FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY POLICY. THE POLICY'S ACCUMULATION VALUE IN EACH SUB-ACCOUNT OF THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE IN THAT ACCOUNT AND WILL INCREASE OR DECREASE DAILY. THE DOLLAR AMOUNT IS NOT GUARANTEED. SEE VARIABLE ACCOUNT VALUE PROVISION ON PAGE
12. NO DIVIDENDS ARE PAYABLE.

The Policy Account Value in the General Account will accumulate interest at a minimum rate of 4.0% a year, although additional interest in excess of the guaranteed rate may be credited at our sole discretion.

ALLOCATOR 2001 ANNUITY FLEXIBLE PREMIUM DEFERRED VARIABLE PRODUCT:
*ANNUITY PAYMENTS BEGIN ON MATURITY DATE *FLEXIBLE PREMIUMS *NON-PARTICIPATING; NO DIVIDENDS *SOME BENEFITS REFLECT INVESTMENT RESULTS

   ACACIA LIFE INSURANCE COMPANY, a District of Columbia Corporation
   Service Center:                  Home Office:
   P.O. Box 82579                   51 Louisiana Avenue, NW
   Lincoln, NE  68501-2579          Washington, D.C. 20001
                                                    Toll-Free: 1-888-837- [LOGO]

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PLEASE READ THIS POLICY CAREFULLY. IT IS A LEGAL CONTRACT BETWEEN YOU AND US.
IN THIS POLICY: YOU OR YOUR MEANS THE OWNER AS SHOWN IN THE APPLICATION OR THE LATEST CHANGE FILED WITH US. WE, OUR OR US MEANS ACACIA LIFE INSURANCE COMPANY.
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                                  INTRODUCTION

     This is a Variable Annuity - an individual flexible premium deferred variable annuity policy (the "Policy") offered by Acacia Life Insurance Company ("Acacia Life"). The Policy presents a dynamic concept in retirement planning designed to give Policy Owners flexibility in attaining financial goals. The Policy is available for individuals as a non-tax qualified retirement plan ("Non-Qualified Plan") or in connection with a retirement plan qualified under
Section 401, 403, or 408 of the Internal Revenue Code ("Qualified Plan").

     During the Accumulation Period, the Policy provides for the accumulation of a Policy Owner's value on either a variable basis, a fixed basis, or both. The Policy also provides several options for annuity payments to begin on a future date. Premium payments may be allocated at the Policy Owner's discretion to one or more of the Sub-accounts of the Variable Account or to Acacia Life's General Account ("Fixed Account"). Each Sub-account of the Variable Account will invest solely in a corresponding series ("Portfolio") of various mutual funds ("Funds"). The Prospectuses You received for the Funds describe the investment objectives and the attendant risks of the Portfolios.

     The Policy Account Value in the Fixed Account will accrue interest at rates that are paid by Acacia Life as described in the "The General Account".

     The Policy Account Value in the Variable Account under a Policy will vary based on investment performance of the Sub-accounts to which the Policy Account Value is allocated. No minimum amount of Policy Account Value is guaranteed.

THIS POLICY IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR DEPOSITORY INSTITUTION. THE POLICY IS NOT FEDERALLY ISSUED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY AGENCY, AND INVOLVES INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED.

                                        2
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                           POLICY SPECIFICATIONS PAGE

                       Policy Number:     4109089131
                       Policy Owner:      John A Specimen
                       Annuitant:         John A Specimen
                       Policy Date:       April 25, 2001
                       Maturity Date:     April 25, 2056
                       Account Manager:   KEVIN L PETERSEN

TYPE OF COVERAGE - Flexible Premium Deferred Variable Annuity

Initial Premium:           $25,000.00

Premium Payment Mode:      Single          Planned Periodic Premium:       $0.00

Subsequent Premiums are due at the discretion of the Owner with a $30 minimum.

                                     Page 3
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                           POLICY SPECIFICATIONS PAGE
                                    CONTINUED

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Acacia Life Insurance Company (Acacia Life) Separate Account II invests in a specific portfolio of the following:

                                                                                     INITIAL ALLOCATION
ADVISOR/SUBADVISOR          FUND                         PORTFOLIO                    OF NET PREMIUMS
Calvert Asset               Calvert Social               Money Market                       0%
Management                                               Balanced                           0%
Company, Inc.                                            Small Cap Growth                   0%
                                                         Mid Cap Growth                     0%
                                                         International Equity              25%

Net premiums may also be allocated to the Acacia Life Fixed Account.

                                                              INITIAL ALLOCATION
                                                               OF NET PREMIUMS
     Acacia Life Fixed Account                                       0%

                               Page 3 (continued)
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POLICY SPECIFICATIONS PAGE
                                    CONTINUED

                                 POLICY CHARGES

Annual Policy Fee:            $42.00 each policy year will be deducted each year
                              on or before the Policy Anniversary Date, Maturity
                              Date, or upon Surrender. Fee waived when account value exceeds $50,000.

Mortality and Expense         Equal on an annual  basis to 1.25% of the  average
Risk Charge:                  daily  net  assets  of the  Separate  Account  and
                              calculated  monthly.  The  Mortality  and  Expense
                              Charge ("M&E") is guaranteed to decrease by .05% of the average daily net assets of the Separate
                              Account on an annual basis, beginning in year 16, until it reaches .50% of the average daily net assets of the Separate Account on an annual basis at the end of year 30. (See Mortality and Expense
                              Calculation Section).

                              Not to exceed .10% of the average daily net assets of the Separate Account on annual basis and calculated monthly.

Administrative Expense Charge:

                               Page 3 (continued)
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                           POLICY SPECIFICATIONS PAGE
                                    CONTINUED

                          SCHEDULE OF SURRENDER CHARGES

YOU MAY WITHDRAW 100% OF EARNINGS (SINCE THE LAST ANNIVERSARY) IN ALL SUB-ACCOUNTS AND THE FIXED ACCOUNT FREE OF SURRENDER CHARGES. ADDITIONALLY, UP TO 10% OF THE POLICY ACCOUNT VALUE (AS OF THE LAST ANNIVERSARY); PLUS 10% OF THE FOLLOWING

(1)  DEPOSITS SINCE THE LAST ANNIVERSARY; MINUS

(2)  WITHDRAWALS SINCE THE LAST ANNIVERSARY

MAY ALSO BE WITHDRAWN FREE OF SURRENDER CHARGES. UPON A PARTIAL WITHDRAWAL, SURRENDER OR ANNUITIZATION WE WILL APPLY THE SURRENDER CHARGE PERCENTAGE SHOWN BELOW TO THOSE PREMIUM PAYMENTS RECEIVED WITHIN FIVE YEARS OF THE PARTIAL
WITHDRAWAL OR SURRENDER DATE. AFTER THE FREE AMOUNTS ARE DETERMINED, THE CALCULATION WILL BE BASED ON A FIRST-IN FIRST-OUT BASIS.

       YEARS SINCE                                   PERCENTAGE OF
     PREMIUM PAYMENT                              EACH PREMIUM PAYMENT

       1                                                  8%
       2                                                  8%
       3                                                  8%
       4                                                  6%
       5                                                  4%
       6 AND LATER                                        0%

                                  INTEREST RATE

                  FIXED ACCOUNT MINIMUM GUARANTEED RATE: 4.00%

                     IMPORTANT INFORMATION TO POLICYHOLDERS

In the event you need to contact someone about this Policy for any reason, please contact your Registered Representative. If you have any additional questions you may contact the Acacia Life Insurance Company Service Office at the following address and telephone number: P.O. Box 82579, Lincoln, Nebraska 68501-2579; toll free number 1-888-837-6791.

If you are unable to contact the Company or resolve a problem to your satisfaction, you may contact the District of Columbia Department of Insurance and Securities Regulation, 810 First Street, N.E., Suite 701, Washington, D.C. 2002; phone: (202) 727-8000.

                               Page 3 (continued)
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                                TABLE OF CONTENTS

INTRODUCTION...................................................................2

POLICY SPECIFICATIONS..........................................................3

POLICY CHARGES.................................................................3

TABLE OF CONTENTS..............................................................4

DEFINITIONS....................................................................5

GENERAL PROVISIONS.............................................................8

     The Policy................................................................8

     Misstatement of Age or Sex................................................8

     Nonparticipating..........................................................8

     Periodic Reports..........................................................8

     Policy Dates..............................................................8

     Termination...............................................................8

     Owner and Joint Owner.....................................................9

     Beneficiary Change........................................................9

     Assignment................................................................9

PREMIUM PAYMENTS...............................................................9

     Initial Premium...........................................................9

     Additional Premium........................................................9

     Payment Allocation.......................................................10

GENERAL ACCOUNT...............................................................10

     General Description......................................................10

     Transfer Limitation......................................................10

     Fixed Account Value......................................................10

VARIABLE ACCOUNT..............................................................11

     General Description......................................................11

     Sub-accounts.............................................................11

     Investment Allocations...................................................11

     Additions, Deletions, or Substitutions of

     Investments..............................................................11

     Transfers from Sub-accounts..............................................12

     Automatic Rebalancing, Dollar Cost Averaging,

        and Interest Sweep Programs...........................................12

     Variable Account Value...................................................12

     Accumulation Unit Value..................................................13

     Net Investment Factor....................................................13

     Mortality and Expense Risk and

     Administrative Charge Calculation........................................13

POLICY ACCOUNT VALUE..........................................................14

     Description..............................................................14

     Basis of Calculations....................................................14

POLICY CHARGES AND DEDUCTIONS.................................................14

PARTIAL WITHDRAWALS AND SURRENDERS............................................14

     Surrender Policy.........................................................14

     Surrender Value..........................................................14

     Partial Withdrawal.......................................................15

     Payment upon Partial Withdrawal or

     Surrender................................................................15

     Waiver of Surrender Charges..............................................15

     Confinement to a Hospital or Nursing Home................................15

PAYMENT OF BENEFITS...........................................................16

     Description..............................................................16

     Death Benefit............................................................16

     Payment of Policy Benefits...............................................17

     Annuity Payment Options..................................................18

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                                   DEFINITIONS

ACCUMULATION PERIOD - The period before the Maturity Date and during the lifetime of the Annuitant.

ACCUMULATION UNIT VALUE - An accounting unit of measure used to calculate the value of Your interest in Sub-accounts of the Variable Account. The initial number of Accumulation Units to be credited to each Sub-account of this Policy will be determined by dividing the net premium allocated to each Sub-account by the Accumulation Unit Value for that Sub-account for that Valuation Period.

AGE - Age at last birthday.

ACACIA LIFE -Acacia Life Insurance Company.

ANNUITANT - The person or person(s) whose life is used to determine the duration of Annuity Payments involving life contingencies. The Annuitant must be a natural person. The Annuitant may also be the Owner of the Policy.

ANNUITY PAYMENT OPTIONS - The options that are available for payment of the Surrender Value of the Policy commencing upon the Maturity Date.

BENEFICIARY - The person(s) or legal entity listed by the Owner in the Application or as changed, and referred to in this Policy as the Beneficiary.

DUE PROOF OF DEATH - A certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, a written statement by the attending physician, or any other proof satisfactory to Us.

EARNINGS - The excess of Policy Account Value minus Premiums Paid.

ELIGIBLE INVESTMENT(S) - Those investments available under the Policy. Current Eligible Investments are shown on the Specifications Page.

FIXED ACCOUNT - The Account via which Owners may allocate or transfer net Premium Payments to the General Account of Acacia Life. An initial allocation or transfer into the Fixed Account does not entitle an Owner to share in the investment experience of the General Account. Instead, Acacia Life guarantees that Policy Account Value in the Fixed Account will accrue interest at an annual rate of at least 4%. Any excess interest rate when declared will remain in effect at least one year.

FREE WITHDRAWAL AMOUNT - That portion of any Partial Withdrawal or Surrender that is not subject to a Surrender Charge under the terms of the Policy.

FUND - A registered, open-end management investment company. Each Sub-account invests exclusively in shares of a single Portfolio of such investment company.

GUARANTEED INTEREST RATE - The applicable effective annual Guaranteed Interest Rate established in good faith by the Company for an Interest Rate Guarantee Period of the General Account at any given time.

GENERAL ACCOUNT - The assets of Acacia Life other than those in the Variable Account or any other separate account.

INTEREST RATE GUARANTEE PERIOD - A specified period whereby funds allocated to the Fixed Account accumulate at a Guaranteed Interest Rate. Interest Rates will be determined on no less than an annual basis.

INVESTMENT ALLOCATION - The percent of each Premium Payment You choose to allocate to the Fixed Account or any of the variable Sub-Accounts We offer.

IRREVOCABLE BENEFICIARY - A Beneficiary whose interest cannot be changed without his or her consent or as required by law.

JOINT ANNUITANT - The person other than the Annuitant who may be designated by the Owner and whose life is also used to determine the duration of Annuity Payments involving life contingencies. If one of the Joint Annuitants dies prior to the Maturity

Date, the survivor shall become the sole Annuitant.

MATURITY DATE - The date upon which Annuity Payments begin. Owners may choose a Maturity Date commencing no later than the first day of the month after the Annuitant's 90th birthday.

NET ASSET VALUE - For each Portfolio, the current price of one share of that Portfolio. The Net Asset Value is computed by adding the value of the Portfolio's investments plus cash and other assets, deducting liabilities and then dividing the result by the number of its shares outstanding. The Net Asset Value of each Portfolio is generally calculated on each day the New York Stock Exchange is open as of the close of business.

NET PREMIUM PAYMENT - The Premium less any applicable premium taxes.

OWNER - The person named on the Application as Owner or the persons named on the Application as Joint Owners. Any reference to Owner in the Policy will include both Owners if joint. The Owner(s) is entitled to all of the ownership rights under the Policy. The Owner has the legal right to make all changes in the Policy designations where permitted specifically by the terms of the Policy. The Owner is as specified in the Application, unless changed.

POLICY ACCOUNT VALUE - The total value held in both the Variable Account and the General Account.

POLICY DATE - The date set forth in the Policy that is used to determine Policy years and months. Policy Anniversaries are measured from the Policy Date.

PORTFOLIO - A separate investment portfolio of an open-end management investment company (mutual fund) in which the Variable Account assets are invested.

PREMIUM PAYMENT - An amount paid to Acacia Life in accordance with the provisions of this Policy.

SERVICE OFFICE - The office where Policy administration is done, whether at Acacia Life or at the offices of a third party administrator, as designated by Acacia Life in writing.

SINGLE  PREMIUM  POLICY - Between  Annuitant ages 75 and 85, we will accept only
Single Premium Policies. The Premium is due on the Policy Date. The maximum Premium that can be paid without the prior approval of Acacia Life is $500,000.

SUB-ACCOUNTS - The sub-divisions of the Variable Account which each invest exclusively in shares of a specified Portfolio or any other investment portfolio with a specific investment objective that we determine to be suitable for this Policy's purposes.

SURRENDER VALUE - The Policy Account Value as of any Valuation Date of all amounts accumulated in the Fixed Account and in the Variable Account under this Policy prior to the Maturity Date, reduced by applicable Surrender Charges, the Annual Policy Fee and any Premium or other taxes.

SYSTEMATIC PARTIAL WITHDRAWALS - Owners choosing this option will withdraw a level dollar amount of their Policy Account Value on a periodic basis. Systematic Partial Withdrawals are subject to the same surrender charges as any partial withdrawals, as set forth on the Specifications Page.

VALUATION DATE - Each regular business day that Acacia Life and the New York Stock Exchange is open for business, and excluding holidays, and any other day in which there is insufficient trading in the Fund Portfolio securities to materially affect the value of the assets in the Variable Account.

VALUATION PERIOD - The period between two successive Valuation Dates, commencing at the close of business on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - Acacia Life Insurance Company Separate Account II (Variable Account). A separate investment account has been established by Acacia Life to receive and invest the net Premiums paid under this Policy. The Variable Account is currently divided into a number of Sub-accounts. Each Sub-account invests exclusively in shares of a single portfolio of a management investment company.

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VARIABLE  ACCOUNT VALUE - The sum of the values held in all the  Sub-accounts of the Variable Account.

                               GENERAL PROVISIONS

                                   THE POLICY

The  Allocator  2001 Annuity is a Flexible  Premium  Deferred  Variable  Annuity
Policy.

     (a) The Policy may be purchased on a non-tax qualified basis ( Non-qualified Policy). The Policy may also be purchased and used in connection with retirement plans or individual retirement accounts that qualify for favorable federal income tax treatment (Qualified Policy) as more fully set forth in applicable Riders.

     (b) Before it will issue a Policy, Acacia Life must receive a completed Policy Application. A minimum Premium Payment of $300 during the first Policy year is required.

     (c) The Policy and attached copy of the Application (except as otherwise may be required by law), and any applicable Riders are the entire contract. Only Our Elected Officers can agree to change or waive any provisions of the Policy. Any change or waiver must be in writing and signed by such Officer.

                           MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated the benefits payable under the Policy will be equal to the benefits which the Premium Payments would have provided for the correct age or sex. (If such distinction based upon sex is allowed).

We may require proof of the age of the Annuitant before making any Annuity Payments provided for by this Policy.

If a misstatement of age or sex results in monthly income payments that are too large, the overpayments will be deducted from future payments. If We have made payments that are too small, the underpayment will be added to the next payment. Adjustments for overpayments or underpayment will include the compound interest rate used to determine the Annuity Payments.

                                NONPARTICIPATING

No dividends will be paid. Neither You nor the Beneficiary of this Policy will have the right to share in Our surplus earnings or profits.

                                PERIODIC REPORTS

At least once each Policy Year we will send You a statement showing Your Policy Account Value as of a date not more than two months prior to the date of mailing. We will also send such statements as may be required by applicable state and federal laws, rules, and regulations.

                                  POLICY DATES

Policy months, years and Policy Anniversaries are measured from the Policy Date shown on the Specifications Page.

                                   TERMINATION

This Policy will remain in force until Surrendered for its full value, a Payment Option has been elected, or the Death Benefit has been paid.

After the first five Policy years, we may cancel this Policy if for two subsequent years You have not made any Premium Payments and the Policy Account Value is less than $2,000 or would provide for less than $20 monthly payments under any Annuity Payment Option. We will then pay You the Surrender Value in one lump sum.

                              OWNER AND JOINT OWNER

The Policy Owner is the individual named as such in the Application or in any later change shown in Acacia Life's records. There may be Joint Owners. Prior to the Maturity Date and during any Annuitant's lifetime, only the Owner has the right to receive all benefits and may exercise the rights under this Policy. If there are Joint Owners, the signatures of both Owners are needed to exercise rights under the Policy.

If the Annuitant is not an Owner and the Annuitant dies before the Maturity Date, the Owner may name a new Annuitant. If the Owner does not name a new Annuitant, the Owner or Joint Owners will become the Annuitant. If one of the Joint Annuitants die prior to the Maturity Date, the survivor shall become the sole Annuitant.

                               BENEFICIARY CHANGE

You may change the named Beneficiary by sending a written request in a form acceptable to Us at Our Service Office unless the Beneficiary is irrevocable. If the named Beneficiary is irrevocable, You may change the named Beneficiary only by joint written request from You and such named Beneficiary.

You need not send Us the Policy unless We request it. When recorded and acknowledged by Us, the change will be effective as of the date You signed the request. The change will not apply to any payments made or other action taken by Us before the change has been recorded and acknowledged by Us.

ASSIGNMENT

You may assign this Policy as collateral, unless prohibited elsewhere in this Policy or applicable Rider. We will not be bound by the Assignment until a copy is filed with Us. We assume no responsibility for determining whether an Assignment is valid or the extent of the assignees interest.

No Beneficiary may assign any benefits under the Policy until the benefits are due. To the extent permitted by law, payments are not subject to the debts of any Beneficiary nor to any judicial process for payment of the Beneficiary's debts.

                                PREMIUM PAYMENTS

INITIAL PREMIUM

If the Application can be accepted in the form received, We will credit Your initial Net Premium Payment to the Policy Account Value within two business days after receipt of the initial Premium Payment. The amount credited to Your Policy Account Value will be the Premium Payment less any applicable taxes.

If the initial Premium Payment cannot be credited because the Application or other issuing requirements are incomplete, the Applicant will be contacted within five business days and given an explanation for the delay. The initial Premium Payment will be returned at that time unless the Applicant consents to the retention of the initial Premium Payment by Acacia Life, which would, in that case credit it, as soon as the necessary requirements are fulfilled. At least $300 must be paid during the first policy year.

ADDITIONAL PREMIUM

Additional Premium Payments are payable at Our Service Office. The minimum additional Premium Payment is $30. Additional Net Premium Payments will be credited to the Policy and added to the Policy Account Value as of the Valuation Date when they are received at Our Service Office.

While the Annuitant is living and prior to the Maturity Date, the Owner may make additional Premium Payments at any time, and in any frequency until the Annuitant reaches age 75. We will not accept any additional Premium Payments beginning on the Policy Anniversary next following the Annuitants 75th birthday. Only Single Premium Policies will be written between ages 75 and 85.

PAYMENT ALLOCATION

We will allocate Your net Premium Payments among the Fixed Account and the Sub-accounts based on the Investment Allocation You specify. These allocations are subject to a minimum 5% designated percentage proportion per account. Your initial Investment Allocation is shown on the Specifications Page.

You may change the Investment Allocation any time before the Maturity Date. You must specify Your new allocation choices. Payments received after We receive Your Request will be applied based on the new allocation.

                                 GENERAL ACCOUNT

GENERAL DESCRIPTION

The General Account consists of all assets owned by Acacia Life other than those in the Variable Account and other separate accounts. Subject to applicable law, Acacia Life has sole discretion over the investment of the assets in the General Account.

The Acacia General Account is supported by assets of the Company that are held in the General Account. Premiums applied and any amounts transferred to the General Account are credited with a fixed rate of interest for a specified period. This is the account known as the "Fixed Account".

The allocation of Premium Payments and/or transfer of Policy Account Value to the Fixed Account does not entitle an Owner to share in the investment experience of the General Account. Instead, the guaranteed interest rate used in the calculation of the Fixed Account Value is the amount stated on the Specifications Page, compounded annually. A higher amount of interest in excess of the guaranteed rate may be used in the calculation of the Fixed Account Value at such times and in such a manner as We may determine. Interest rates will be determined on no less than an annual basis.

Prior to the Maturity Date an Owner may elect to allocate net Premium Payments to the Fixed Account or to transfer Policy Account Value to or from the Fixed Account (subject to certain restrictions upon transfers from the Fixed Account, as discussed, below).

TRANSFER LIMITATION

The maximum amount allowed to be transferred during one policy year is 100% of Fixed Account interest accrued since the last Anniversary; plus 10% of

(1)  Account Value of the Fixed Account as of the last Anniversary; plus

(2) Deposits and transfers made into the Fixed Account as of the last Anniversary; minus

(3)  All partial withdrawals from the Fixed Account since the last Anniversary.

You may also elect to systematically reallocate all interest generated from the Fixed Account into the Sub-accounts on an interest only basis according to Your allocation election. (See, Interest Sweep Program).

FIXED ACCOUNT VALUE

We will credit Premium Payments allocated to the Fixed Account to Your Fixed Account Value. The Fixed Account Value at any time equals:

(1)  The net Premium Payments allocated to the Fixed Account; plus

(2) The total of all amounts transferred to the Fixed Account from the Variable Account; minus

(3) The total of all amounts transferred from the Fixed Account to the Variable Account; minus

(4)  The total of all Policy Fees attributable to the Fixed Account; minus

(5) The total of all Partial Withdrawals from the Fixed Account (including any Surrender charges); plus

(6)  Interest.

                                VARIABLE ACCOUNT

GENERAL DESCRIPTION

The variable benefits under Your Policy are provided through investments in Acacia Life Insurance Company Separate Account II which is referred to in this Policy as the Variable Account. The Variable Account is kept separate from Our General Account. We established the Variable Account as a separate investment account to support variable annuity contracts.

We own the assets of the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business We conduct. We may transfer to our General Account assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the District of Columbia.

SUB-ACCOUNTS

The Variable Account has a number of Sub-accounts. Each series represents a separate investment portfolio of various registered investment companies. Shares of a portfolio are purchased and redeemed for a Sub-account at their Net Asset Value. All available Sub-accounts of the Variable Account are shown on the Policy Specifications Page. You determine the percentage of net Premium Payments which will be allocated to each Sub-account.

Income and realized and unrealized gains or losses from the assets of each Sub-account of the Variable Account are credited to or charged against that Sub-account without regard to income, gains or losses in the other Sub-accounts of the Variable Account, the General Account or any other separate accounts.

INVESTMENT ALLOCATIONS

An Owner may elect to allocate net Premium Payments to the General Account via the Fixed Account, to Sub-accounts of the Variable Account, or both. The Owner may also transfer value from the Sub-accounts to the Fixed Account, or from the Fixed Account to the Sub-accounts subject to the limitation on transfer from the Fixed Account. (See, Fixed Account - Transfer Limitation). You may make unlimited transfers from the Sub-accounts to the General Account and between such Sub-accounts. We will value the assets of each Sub-account at the end of each Valuation Period.

ADDITIONS, DELETIONS, OR SUBSTITUTION OF INVESTMENTS

We reserve the right to transfer assets of a Sub-account or the Variable Account, which We determine to be associated with the class of policies to which the Policy belongs, to another Subaccount or Variable Account. If this type of transfer is made, the Sub-account or Variable Account specified in this Policy shall then refer to the Sub-account or Variable Account to which the assets were transferred.

When permitted by law, We also reserve the right:

     1. to create additional Variable Accounts; to create Sub-accounts from, or combine or remove Sub-accounts from the Variable Account; or to combine any two or more Variable Accounts;

     2. to operate any one or more of the Sub-accounts as a management investment company under the 1940 Act or in any other form permitted by law;

     3.   to deregister the unit investment trusts under the 1940 Act;

     4. to modify the provisions of this Policy to comply with applicable laws;

     5. to restrict or eliminate any voting rights of any Owner or other persons who have voting rights as to the Sub-accounts.

If you object to a material change in the investment Policy of a Sub-account in which You have at such time a portion of Your Policy Account Value, You may transfer such portion of Your Policy Account Value, upon written request, from that Sub-account, without charge, to another Subaccount or to the Fixed Account. You may then change your Premium allocation percentages. The investment policy of a Sub-account shall not be changed without the approval of the Insurance Supervisory Official from the District of Columbia. A statement of such approval process is on file with the District of Columbia.

TRANSFERS FROM SUB-ACCOUNTS

Any time prior to the Maturity Date, the Owner may ask Acacia Life to transfer all or part of the amount in one of the Sub-accounts to another Sub-account or to the Fixed Account. The minimum for such transfer is $50. The transfer will be made as of the date Acacia Life receives the written request at Our Service Office.

AUTOMATIC REBALANCING, DOLLAR COST AVERAGING, AND INTEREST SWEEP PROGRAMS

The Owner may also elect from the Automatic Rebalancing Program, the Dollar Cost Averaging Program or the Interest Sweep Program by filing a written authorization with Acacia Life. Acacia Life reserves the right to alter, assess a charge, or terminate these administrative programs upon 30 days advance written notice.

Under the Automatic Rebalancing Program, the Owner may have automatic transfers on either a monthly, quarterly, semi-annual or annual basis, to adjust the values among the Sub-accounts and the Fixed Account to meet the Owner's designated percentage account value proportions the Owner has on file with Acacia Life. The allocations are subject to a 5% minimum.

Acacia Life also offers an option under which Policy Owners may dollar cost average their allocations to the Variable Account under the Policy by authorizing Acacia Life to make periodic transfers of specific dollar amounts from the Money Market Sub-account to one or more of the other designated Sub-accounts, on either a monthly, quarterly, semi-annual or annual basis. Each transfer is subject to a $50 minimum transfer amount pursuant to the Owner's Allocation election.

Dollar cost averaging does not guarantee profits, nor does it assure that an Owner will not lose principal. If a periodic transfer would reduce the value in the Money Market Sub-account below the minimum dollar amount, Acacia Life reserves the right to transfer the entire remaining Policy Account Value in the Money Market Sub-account. Acacia Life also reserves the right to establish a minimum Money Market Sub-account balance before We allow You to elect the program.

The Interest Sweep Program allows Owners to systematically reallocate interest earnings from the Fixed Account to one or more of the Sub-accounts of the Variable Account on a monthly, quarterly, semi-annual, or annual basis as designated by the Owner.

Transfers and adjustments pursuant to these Programs will occur on the monthly Policy Anniversary Date in the month in which the transaction is to take place or the next succeeding business day if the monthly Policy Anniversary Date falls on a day other than a Valuation Date.

VARIABLE ACCOUNT VALUE

The Variable Account Value will be the sum total of each Sub-account's value. At any Valuation Date each Sub-account's value is equal to the Accumulation Units multiplied by the Accumulation Unit Value. The initial number of Accumulation Units to be credited to this Policy for each Subaccount is determined at the time of initial Premium Payment by dividing the net Premium Payments allocated to each Sub-account by the Accumulation Unit Value for that Sub-account for the Valuation Period during which the Application is accepted. For additional Premium Payments the number of units of each Sub-account credited under this Policy is determined by dividing the net Premium Payments allocated to that Sub-account by the unit value for that Sub-account at the end of the Valuation Period during which We receive the Premium Payment at Our Service Office.

On each monthly Policy Anniversary Date We will make a deduction from the Variable Account Value for both the Mortality and Expense Charge and Administrative Charge equal to, on an annual basis, the amount shown on the Specifications Page.

ACCUMULATION UNIT VALUE

Each Sub-account's Accumulation Unit Value for any subsequent Valuation Period is determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the "net investment factor" for the Valuation Period for which the value is being determined. The value of a Variable Accumulation Unit may increase or decrease from one Valuation Period to the next, since the net investment factor may be greater or less than one.

NET INVESTMENT FACTOR

The net investment factor is an index that measures the investment performance of a Sub-account from one Valuation Period to the next. The net investment factor for each Sub-account for any Valuation Period is determined by dividing (a) by (b), where:

(a)  is the net result of:

     (1) the Net Asset Value per share of the portfolio shares held in the Sub-account determined as of the end of the current Valuation Period, plus

     (2) the per share amount of any dividend or capital gain distributions made by the portfolio on shares held in the Sub-account if the "ex-dividend" date occurs during the current Valuation Period, plus or minus

     (3) a per unit charge or credit for any taxes incurred by or reserved for in the Sub-account, which is determined by Acacia to have resulted from the maintenance of the Sub-account; and

(b)  is the net result of:

     (1) the Net Asset Value per share of the portfolio shares held in the Sub-account determined as of the end of the immediately preceding Valuation Period, plus or minus

     (2) the per unit charge or credit for any taxes reserved for the immediately preceding Valuation Period.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE CALCULATION

The Mortality and Expense charge as discussed on the Policy Specifications Page is calculated on a monthly basis. This monthly deduction consists of a monthly charge not to exceed .000036740 for each Valuation Date (1.35% on an annual basis) for assets held in each Subaccount of the Variable Account. This monthly charge will be reduced as follows:

                                       ANNUAL M&E          MONTHLY CHARGE NOT TO
                                   WITH ADMINISTRATIVE        EXCEED FOR EACH
POLICY YEAR       ANNUAL M&E         EXPENSE CHARGE           VALUATION DATE

  1 to 15           0.0125               0.0135                0.000036740
    16              0.012                0.013                 0.000035388
    17              0.0115               0.0125                0.000034035
    18              0.011                0.012                 0.000032682
    19              0.0105               0.0115                0.000031328
    20              0.01                 0.011                 0.000029973
    21              0.0095               0.0105                0.000028618
    22              0.009                0.01                  0.000027262
    23              0.0085               0.0095                0.000025905
    24              0.008                0.009                 0.000024548
    25              0.0075               0.0085                0.000023190
    26              0.007                0.008                 0.000021831
    27              0.0065               0.0075                0.000020471
    28              0.006                0.007                 0.000019111
    29              0.0055               0.0065                0.000017751
    30+             0.005                0.006                 0.000016389

                              POLICY ACCOUNT VALUE

DESCRIPTION

The Policy Account Value is the total amount of value held in both the Variable Account and the General Account.

BASIS OF CALCULATIONS

All values are at least equal to those required by the law of the state in which the Policy is delivered. We have filed with that state a detailed settlement method of calculating values for the Policy. With regard to amounts allocated to the Fixed Account, the Accumulation Value, Surrender Value, Death Benefit and paid-up Annuity Benefit are not less than those required by the state in which this Policy is delivered.

                          POLICY CHARGES AND DEDUCTIONS

(a) ANNUAL POLICY FEE - An annual charge, shown on the Policy Specifications Page, is deducted on each Policy Anniversary on or before the Maturity Date or at once upon a Surrender. The Policy fee is deducted from the Sub-accounts on a pro rata basis by canceling Accumulation Units.

(b) ADMINISTRATIVE EXPENSE CHARGE - A charge equal, on an annual basis, to the amount shown on the Specifications Page. The Administrative Expense Charge is deducted monthly by canceling accumulation units and compensates Us for some of the costs associated with the administration of this Policy and the Separate Account.

(c) MORTALITY AND EXPENSE RISK CHARGE - A charge equal, on an annual basis, to the amount shown on the Specifications Page. The Mortality and Expense Risk Charge is deducted monthly by canceling accumulation units and compensates Us for assuming the mortality and expense risks under this Policy.

(d) OTHER - Depending on Fund choices, other charges may apply, such as management fees or other expenses.

(e) SURRENDER CHARGES - upon a Partial Withdrawal, Annuitization, or Surrender, we will apply the Surrender Charge percentage shown on the Specifications Page.

(f) TAXES - Various states impose a tax on Annuity Premium Payments. Such taxes will be deducted as applicable.

                       PARTIAL WITHDRAWALS AND SURRENDERS

SURRENDER POLICY

Prior to the earlier of the Maturity Date or the Date of the Death of the Owner, You may withdraw all or a portion of the current Surrender Value, on written request to Our Service Office. If there are Joint Owners, both must agree to the withdrawal.

SURRENDER VALUE

The Surrender Value is equal to the Policy Account Value less any applicable Surrender Charges, the Annual Policy Fee, and any Premium or other Taxes.

The appropriate surrender charge percentage of each Premium Payment used in the Surrender Charge calculation is determined by the number of years since the Premium Payment was deposited.

To determine the Surrender Charge for a particular Premium Payment, the Surrender Charge percentage is multiplied by the Premium Payment less any withdrawals previously allocated to the Premium Payment. The total Surrender Charge is then determined by summing the previous result over all Premium Payments used in the calculation. The Surrender Charge will be based on the excess of the Surrender amount over the Free Withdrawal Amount. This excess is distributed over the Premium Payments on a first-in, first-out basis until exhausted.

PARTIAL WITHDRAWAL

You may request to make a Partial Withdrawal. You may tell Us how to allocate the withdrawal amount among the Fixed Account and the Sub-accounts. If You do not specify how to allocate the withdrawal amount among the Fixed Account and the Sub-accounts, We will prorate the amount among Your percentage allocation elections to the Fixed Account and the Sub-accounts based on the Policy Account Value of each account.

We will impose Surrender Charges as more fully set out on the Specifications Page. One hundred percent (100%) of earnings (since the last Anniversary) in all Sub-accounts and the Fixed Account may be withdrawn free of Surrender Charges. Additionally, up to 10% of the Policy Account Value (as of the last Anniversary); plus 10% of

     (1)  deposits since the last Anniversary; minus
     (2) withdrawals since the last Anniversary may also be withdrawn free of Surrender Charges.

PAYMENT UPON PARTIAL WITHDRAWAL OR SURRENDER

We will normally pay any Partial Withdrawal or Surrender from the Sub-accounts to You, or to any other Payee that you designate, within seven (7) Business Days after We receive Your written request in a form satisfactory to us at our Service Office, unless you choose a different date. We can postpone such payments or any transfers of amounts between Sub-accounts or into the Fixed Account if:

     (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings;

     (b)  trading on the New York Stock Exchange is restricted;

     (c) an emergency exists as determined by the Securities and Exchange Commission, as a result of which it is not reasonably practical to determine the value of the net assets of the Separate Account;

     (d)  the  Securities  and  Exchange   Commission   permits  delay  for  the
          protection of security holders.

The applicable rules of the Securities and Exchange Commission will govern as to whether the conditions in (c) or (d) exist.

We may also defer payment of Partial Withdrawals or Surrenders of General Account Value from the Fixed Account for up to six months from the date Your written request is received at Our Service Office. We will pay interest on any amount deferred for (30) days or more. The interest rate will be at least the Minimum Guaranteed Interest Rate stated in the Specifications Page.

WAIVER OF SURRENDER CHARGES

We will waive any applicable Surrender Charges if you request a Partial Withdrawal or Surrender under the following conditions, provided that You are eligible as described below.

CONFINEMENT TO A HOSPITAL OR NURSING HOME - Surrender Charges will be waived if any Owner is confined at the recommendation of a physician for medically necessary reasons for at least 30 consecutive days to:

     (a) a hospital licensed or recognized as general hospital by the proper authority of the state in which it is located; or

     (b) a hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or

     (c)  a place certified as a hospital by Medicare; or

     (d) a nursing home - defined as a facility licensed and operated as a Skilled Nursing Facility, an Intermediate Care Facility or a Residential Care Facility by the jurisdiction in which it is located. Skilled and Intermediate Care Facilities must provide continuous 24 hours a day nursing care and maintain daily medical records. A Residential Care Facility must provide nursing care under the supervision of a R.N. by having a registered nurse on duty 24 hours a day; or

     (e)  a place certified by Medicare as a Long Term Care Facility.

You must provide proof of confinement and request the Partial Withdrawal or Surrender no later than 91 days after the last day of confinement.

We will not accept any additional Premium Payments after you exercise this Waiver.

You are not eligible for this Waiver if any Owner was confined to a nursing home, hospital, or Long Term Care Facility on the Policy Date.

                               PAYMENT OF BENEFITS

DESCRIPTION

You may decide how the benefits will be paid. During the Owner's lifetime You may arrange for the Death Benefits to be paid in a single lump sum or subject to any limitation under any state or federal law, rule, or regulation, under one of the Annuity Payment Options, unless a settlement agreement is effective at the date of death. If no election is made within 60 days of the date that due proof of death is received at Our Service Office We will pay the Death Benefits in a single lump sum. We will also pay Benefits in a single lump sum if the Surrender Value is less than $2,000 or would provide for less than $20 monthly payments under any Annuity Payment Option. These choices are also available if You decide to Surrender the Policy or at its Maturity Date. Similarly, if you make no election, we will pay the Surrender Value in a single lump sum.

If any Owner or Joint Owner dies prior to the Maturity Date, and if the designated Beneficiary does not elect to receive the Death Benefit in a lump sum at that time, then we will increase the Policy Account Value so that it equals the Death Benefit amount, if that amount is higher than the Policy Account Value. This would occur if the Owner's designated Beneficiary elects to delay receipt of the proceeds for up to five years, or is the deceased Owner's spouse and elects to continue the Policy, or elects to receive the proceeds as Annuity Payments. (See, Death Benefit, below). Any such increase in the Policy Account Value would be paid by us, and allocated to the Sub-accounts in proportion to the pre-existing Policy Account Value unless we are instructed otherwise.

DEATH BENEFIT

If any Owner or Joint Owner dies before the Maturity Date, the Policy will end and the Death Benefit will be paid to the Beneficiary, unless the Beneficiary is the surviving spouse. A spouse who is the Beneficiary may either receive the Death Benefit and the Policy will end, or the spouse may elect to continue the Policy in force.

If there are Joint Owners, the designated Beneficiary is the surviving Joint Owner. If both Joint Owners die simultaneously, the Death Benefit will be paid to the named Beneficiary.

If an Owner of this Policy is a corporation or other legal person, the Annuitant will be treated as an Owner of this Policy for purposes of the timing or the amount of the payout under this Policy.

If any Owner or joint Owner dies on or after the Annuity starting date and before all the proceeds have been paid, any remaining proceeds will be paid at least as rapidly as under the payment option in effect at the time of such Owner's death.

If the Owner or Joint  Owner  dies  before  the  Maturity  Date,  then any Death
Benefit will be paid within five years after the date of death unless the Beneficiary is a surviving spouse who elects to continue the Policy. (See, below). The five-year rule does not apply to that portion of the proceeds which:

     a.   is payable to or for the benefit of an individual  named  Beneficiary;
          and

     b. will be paid over the lifetime or the life expectancy of that named Beneficiary as long as payments begin not later than one year after the date of the deceased Owner or Joint Owner's death.

If any Owner or Joint Owner dies before the Maturity Date, Acacia Life will pay the Death Benefit proceeds to the Beneficiary upon receipt of due proof of the Owner's death and instructions regarding payment to the Beneficiary, unless the Beneficiary is the surviving spouse. A spouse who is the Beneficiary may either receive the Death Benefit and the Policy will end, or the spouse may elect to continue the Policy in force. If there is no named Beneficiary, living on the date of death of the Owner, Acacia Life will pay the Death Benefit proceeds to the Owner's estate. For this purpose the death benefit will be:

If any Owner (including an Owner that is also the Annuitant) dies during the first five years of the Policy, the Death Benefit will be equal to the greater of the Policy Account Value or cumulative Premiums less cumulative withdrawals. On the fifth Policy Anniversary a Minimum Guaranteed Death Benefit is calculated as the greater of these values. Every five years thereafter through the Maturity Date, a new Minimum Guaranteed Death Benefit is calculated as the greater of the current Minimum Guaranteed Death Benefit or the Policy Account Value.

For Owners up to issue age 75, the Minimum Guaranteed Death Benefit (increased for Premiums Paid and decreased for cumulative withdrawals from the current five year period until the date of death) is compared to the greater of the Policy Account Value or the cumulative Premiums Paid less cumulative withdrawals. The Death Benefit will be the highest of:

     1.   Minimum Guaranteed Death Benefit;

     2.   Policy Account Value at the date of payment;

     3.   Cumulative  Premiums  Paid  less  cumulative   withdrawals  (including
          surrender charges).

For Owners over issue age 75, the Death Benefit is the greater of either:

     1.   Policy Account Value at the date of payment; or

     2.   Cumulative  Premiums  Paid  less  cumulative   withdrawals  (including
          surrender charges).

If the Annuitant is not an Owner and the Annuitant dies before the Maturity Date, the Owner may name a new Annuitant. If the Owner does not name a new Annuitant, the Owner will become the Annuitant.

PAYMENT OF POLICY BENEFITS

We will pay interest from the Maturity Date shown on the Policy Specifications Page to the Date of Payment. The interest rate will be at least the minimum rate shown on the Specifications Page. We will make these payments to the Payee according to the Annuity Payment Option elected. We will make payments only if the Annuitant is living and this Policy is in force on that date.

You may request to change the Maturity Date shown on the Specifications Page. We must receive Your Request not later than thirty days before the Maturity Date. Any Irrevocable Beneficiary must consent in writing.

Before the Maturity Date, You may choose or change any Annuity Payment Option. You must send Us Your written request not later than thirty days before the Maturity Date. You may not change the Option You elected after the Maturity Date. If no election is made We will pay the Surrender Value in a single lump sum.

When Payments become payable to a Beneficiary under a selected Annuity Payment Option and the Beneficiary has the right to withdraw the entire amount, the Beneficiary may name and change contingent beneficiaries.

We guarantee that the dollar amount of each Annuity Payment after the first Payment will not be affected by variations in mortality experience.

ANNUITY PAYMENT OPTIONS

The amount and duration of Annuity Payments will depend on the Annuity Payment Option that You select. Once an Annuity Payment Option is selected, the Surrender Value for the Valuation Period which ends immediately before the Maturity Date will be transferred to the Acacia Life General Account, and the Annuity Payments will be fixed in amount by the Annuity Payment Option selected and the age and sex (if sex distinction is allowed) of the Annuitant.

1)   OPTION A - INTEREST FOR LIFE

We will pay interest on the amount retained for the lifetime of the Annuitant. At the Annuitant's death, We will pay the principal amount to the Beneficiary or as otherwise agreed.

2)   OPTION B - INTEREST FOR A FIXED PERIOD

We will pay interest on the retained amount for a fixed period of not more than 30 years. At the end of the period, We will pay the principal amount to You or as otherwise agreed.

3)   PAYMENTS FOR A FIXED PERIOD - OPTION C

We will pay the amount retained, with interest, in equal monthly payments, for a period of not more than 30 years. The amount of each payment will be based on Our payment schedule as of the date payments start. These payments will not be less than those shown below.


--------------------------------------------------------------------------------
                          MONTHLY INSTALLMENTS FOR EACH
                            $1,000 OF AMOUNT RETAINED
--------------------------------------------------------------------------------
YRS.   AMT.   YRS.  AMT.   YRS.   AMT.   YRS.   AMT.   YRS.   AMT.   YRS.   AMT.
--------------------------------------------------------------------------------
 1    84.84    6   15.56    11    9.31    16    7.00    21    5.81    26    5.10
 2    43.25    7   13.59    12    8.69    17    6.71    22    5.65    27    5.00
 3    29.40    8   12.12    13    8.17    18    6.44    23    5.49    28    4.90
 4    22.47    9   10.97    14    7.72    19    6.21    24    5.35    29    4.80
 5    18.32   10   10.06    15    7.34    20    6.00    25    5.22    30    4.72
--------------------------------------------------------------------------------

4)   PAYMENTS OF A FIXED AMOUNT - OPTION D

We will pay the amount retained, with interest, in equal payments until the fund has been paid in full. The total payments in any year must be at least 5% of the amount retained.

5)   LIFE INCOME-OPTION E

We will pay the amount retained, in monthly installments adjusted based on current credited interest, in monthly installments, as shown in the table on the following page, for the guaranteed period elected and continue them during the lifetime of the person upon whose life the option is based. You may elect to have no guaranteed period or a guaranteed period of 5, 10, or 15 years, or the period in which the total payments will equal the amount retained (Installment Refund).

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                          MONTHLY LIFE INCOME PAYMENTS
                       FOR EACH $1,000 OF AMOUNT RETAINED
--------------------------------------------------------------------------------
                                   GUARANTEED PERIODS
--------------------------------------------------------------------------------
                       MALE                                 FEMALE
AGE    -------------------------------------------------------------------------
                                  PAYMENT                               PAYMENT
          10 YRS.     20 YRS.      REFUND       10 YRS.     20 YRS.      REFUND
--------------------------------------------------------------------------------
 45        4.58        4.47         4.48         4.29        4.25         4.24
 46        4.64        4.52         4.53         4.34        4.29         4.28
 47        4.71        4.57         4.58         4.39        4.33         4.33
 48        4.77        4.63         4.64         4.45        4.38         4.38
 49        4.84        4.68         4.70         4.50        4.43         4.43

 50        4.91        4.73         4.77         4.56        4.48         4.48
 51        4.99        4.79         4.83         4.63        4.53         4.54
 52        5.07        4.85         4.90         4.69        4.58         4.59
 53        5.15        4.91         4.97         4.76        4.64         4.65
 54        5.24        4.97         5.05         4.83        4.70         4.72

 55        5.33        5.03         5.13         4.91        4.76         4.79
 56        5.43        5.09         5.21         4.99        4.82         4.86
 57        5.54        5.15         5.30         5.08        4.88         4.93
 58        5.65        5.21         5.39         5.17        4.95         5.01
 59        5.76        5.27         5.49         5.27        5.01         5.10

 60        5.88        5.34         5.59         5.37        5.08         5.19
 61        6.01        5.40         5.70         5.48        5.15         5.28
 62        6.14        5.45         5.82         5.59        5.22         5.38
 63        6.28        5.51         5.94         5.71        5.29         5.48
 64        6.43        5.57         6.06         5.84        5.35         5.59

 65        6.58        5.62         6.19         5.97        5.42         5.71
 66        6.73        5.67         6.33         6.12        5.48         5.83
 67        6.89        5.71         6.48         6.26        5.55         5.96
 68        7.06        5.75         6.63         6.42        5.61         6.10
 69        7.22        5.79         6.79         6.58        5.66         6.24

 70        7.39        5.82         6.95         6.76        5.71         6.40
 71        7.57        5.85         7.13         6.94        5.76         6.56
 72        7.74        5.88         7.31         7.12        5.80         6.73
 73        7.91        5.90         7.50         7.31        5.84         6.91
 74        8.08        5.92         7.70         7.50        5.87         7.10

 75        8.25        5.94         7.91         7.70        5.90         7.31
 76        8.42        5.95         8.13         7.90        5.92         7.52
 77        8.58        5.97         8.36         8.10        5.94         7.75
 78        8.73        5.97         8.59         8.29        5.96         7.98
 79        8.88        5.98         8.84         8.48        5.97         8.23

 80        9.02        5.99         9.09         8.66        5.98         8.49

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